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                                                                  Exhibit (a)(4)

                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           COMMUNICATION CABLE, INC.
                                       AT
                              $12.00 NET PER SHARE
                                       BY
                           KUHLMAN ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                              KUHLMAN CORPORATION
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON MONDAY, JANUARY 22, 1996, UNLESS THE OFFER IS EXTENDED.
                                                               November 29, 1995
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
     We are enclosing herewith the material listed below relating to the offer by Kuhlman Acquisition Corp., a North Carolina corporation (the "Purchaser") and a wholly-owned subsidiary of Kuhlman Corporation, a Delaware corporation ("Kuhlman"), to purchase any and all outstanding shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Communication Cable, Inc., a North Carolina corporation (the "Company"), at $12.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 29, 1995 and the related Letter of Transmittal (which together constitute the "Offer").
     Enclosed herewith are copies of the following documents:
     1. Offer to Purchase dated November 29, 1995;
     2. Letter of Transmittal to tender Shares;
     3. Notice of Guaranteed Delivery;
     4. Letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
     5. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number; and
     6. Return envelope addressed to Harris Trust Company of New York, as Depositary.
     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 22, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE").
     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the Shares beneficially owned by the Purchaser (including the Shares subject to the Stock Option Agreement dated November 20, 1995 among the Purchaser, Kuhlman and James R. Fore), constitutes at least 80% of the Common Stock outstanding on a fully diluted basis and (2) the Purchaser being satisfied, in its sole discretion, that The North Carolina Control Share Acquisition Act has been complied with or is invalid or otherwise inapplicable to the Offer and that all Shares then owned by the Purchaser have, and all Shares tendered for purchase pursuant to the Offer will have, upon purchase by the Purchaser, the same voting rights as all other Shares not constituting "interested shares" within the meaning of such Act.
     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment, and will pay for, Shares validly tendered and not properly withdrawn (including during any extension of the Offer, if the Offer is extended, subject to the terms of such extension) as soon as practicable after the Expiration Date. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates therefor (or timely

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confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described in the Offer), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.
     The Purchaser will not pay any fee or commission to any broker or dealer or to any other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.
     Additional copies of the enclosed material may be obtained from the undersigned, as Information Agent.
                                         Very truly yours,
                                         GEORGESON & COMPANY INC.
     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, KUHLMAN, THE DEPOSITARY OR THE INFORMATION AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE
ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.